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                                                                   Exhibit 10(s)

           SECOND AMENDMENT TO THE HUNTINGTON BANCSHARES INCORPORATED
                          EMPLOYEE STOCK INCENTIVE PLAN


         Effective July 16, 2002, Article 3.2 of the Huntington Bancshares Incorporated Employee Stock Incentive Plan is hereby amended by deleting the first sentence of Article 3.2 in its entirety and replacing it with the following sentence:

         3.2 AUTHORITY OF THE COMMITTEE. Except as limited by law or by the Charter or Bylaws of the Corporation, and subject to the provisions herein, the Committee shall have full power to determine the Employees' eligibility to participate in the Plan; select from time-to-time among the class of eligible Employees those individuals who shall receive an Award, which individuals may vary from one grant to another; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan as they apply to Participants; establish, amend, or waive rules and regulations for the Plan's administration as they apply to Participants; and (subject to the provisions of Article 10 herein) amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.


         Effective July 16, 2002, Article 4.1 of the Huntington Bancshares Incorporated Employee Stock Incentive Plan is hereby amended by deleting the first sentence of Article 4.1 in its entirety and replacing it with the following sentence:

         4.1 NUMBER OF SHARES AVAILABLE FOR GRANTS. Subject to adjustment as provided in Article 4.3 herein, the number of Shares hereby reserved for issuance to Participants under the Plan shall be five million seven hundred thousand (5,700,000) Shares.